EXHIBIT 99.1

AMERICAN PACIFIC CORPORATION

Contact: David N. Keys – (702) 735-2200 ext. 166
E-mail: InvestorRelations@apfc.com Website: www. apfc.com

AMERICAN PACIFIC REPORTS FIRST QUARTER RESULTS

LAS VEGAS, NEVADA, February 4, 2004 — American Pacific Corporation (NASDAQ: APFC) today reported financial results for its fiscal 2004 first quarter, and provided information on the Company’s operations.

Operating Activities.  The Company reported a decrease in sales of $10.3 million, or 68%, in the first quarter compared to the same quarter last year.  Sales were $4.8 million during the three-month period ended December 31, 2003, compared to $15.1 million during the same period last year.  Net loss was $2.2 million, or $.30 diluted per share, compared to net income of $1.2 million, or $0.16 diluted per share, during the first quarter of fiscal 2003.

Perchlorate chemical sales decreased approximately 75% in the first quarter of fiscal 2004, compared to the first quarter of fiscal 2003.  The Company’s annual sales volumes for its top grade of ammonium perchlorate (“Grade I AP”) were approximately 15.5 million, 16.4 million and 12.6 million pounds during the fiscal years ended September 30, 2003, 2002 and 2001, respectively.   Based upon information the Company has received from its customers, the Company currently estimates that its annual sales volumes of Grade I AP will range between 10.0 and 11.0 million pounds in fiscal 2004.  Revenues, operating income and cash flows from operating activities will be significantly less at these lower volume levels.  In addition, demand for Grade I AP is program specific and the Company has no ability to influence demand levels.

In January 2004, President Bush announced a new initiative for the Nation’s space exploration program.  The President committed the United States to a long-term human and robotic program to explore the solar system, starting with a return to the Moon.  The President’s plan is summarized as follows:

•

The United States will complete its work on the International Space Station (“ISS”) by 2010.  To accomplish this goal, NASA will return the Space Shuttle to flight and the Shuttle’s chief purpose over the next several years will be to help finish assembly of the ISS.  The Space Shuttle will be retired at the end of this decade.

•	The United States will begin developing a new manned exploration vehicle (“MEV”). The MEV will be developed and tested by 2008 and conduct its first manned mission no later than 2014.

•	The United States will return to the Moon as early as 2015 and no later than 2020 and use it as a stepping stone for more ambitious missions.

The President’s plan for NASA will likely have a significant impact on the demand for Grade I AP.  The ultimate impact on the demand for Grade I AP is uncertain at this time, and will depend upon, among other things, the following factors:

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•	The timing of the Space Shuttle’s return to flight.

•	The number of Shuttle flights between now and the retirement of the Shuttle fleet.

•	The timing of the retirement of the Space Shuttle fleet.

•	The amount of inventory of Grade I AP owned by our customers.

•	The amount of NASA’s annual budget over the next several years.

•	The type of propulsion technology used to launch the MEV.

•	The timing of the development and testing of the MEV and the number of MEV launches.

•	The type of heavy lift vehicle used to transport material and supplies to the ISS and the Moon after retirement of the Shuttle fleet.

Sodium azide sales accounted for approximately 22% and 5% of revenues during the three-month periods ended December 31, 2003 and 2002, respectively.  Worldwide sodium azide demand has declined significantly during the last four fiscal years.  Sodium azide sales volumes declined approximately 17% in both fiscal 2001 and 2000, 10% during fiscal 2002 and 54% during fiscal 2003.  Worldwide demand for sodium azide is substantially less than worldwide supply.  Based principally upon market information received from airbag inflator manufacturers, the Company expects sodium azide use to continue to decline and that inflators using sodium azide will be phased out over some period of time.

Sales of Halotron® amounted to approximately 10% and 4% of revenues during the three-month periods ended December 31, 2003 and 2002, respectively.  Halotron® is designed to replace halon-based fire extinguishing systems.  Accordingly, demand for Halotron® depends upon a number of factors including the willingness of consumers to switch from halon-based systems, as well as existing and potential governmental regulations.

The Company had no real estate sales in the first quarters of this year or last year.  The Company has 14 acres remaining in its Nevada portfolio and real estate sales will cease after the sale of this property.

Environmental protection equipment sales accounted for approximately 4% and 9% of revenues during the three-month periods ended December 31, 2003 and 2002, respectively.

Operating expenses increased $0.1 million during the three months ended December 31, 2003, compared to the corresponding period in 2002.  Operating expenses during each of the three-month periods ended December 31, 2003 and 2002, include approximately $0.5 million in costs associated with the investigation of the trace amounts of perchlorate chemicals found in Lake Mead.

Financing and Investing Activities.  In January 2004, in accordance with the Company’s Dividend and Stock Repurchase Program (the “Program”), the Company paid a cash dividend of $0.42 per share.  During the three-month period ended December 31, 2003, the Company repurchased $2.8 million of its Common Stock.  In the future the Company will repurchase its Common Stock and/or pay dividends in accordance with the Program.

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Risk Factors/Forward Looking Statements

Except for the historical information contained herein, this News Release may contain Forward Looking Statements that are subject to risks and uncertainties, including low or declining demand and/or downward pricing pressures for the Company’s products; governmental budget constraints and/or decreases affecting the U.S. Department of Defense or NASA, including the status of the Space Shuttle Program and the effects of the President’s new initiative for the Nation’s space exploration program, which would cause a decrease in demand for Grade I AP; technological advances and improvements with respect to existing or new competitive products causing a reduction or elimination of demand for the Company’s products; success or failure of government programs or governmental customers; the Company’s ability to profitably integrate, manage and operate new businesses and/or investments competitively and cost effectively; the Company’s continued ability to generate cash flows sufficient to support the Program; and the litigation and contingencies, as well as other risks detailed from time to time in the Company’s SEC reports, including the most recent Form 10-K and 10-Q Reports (which are incorporated herein by reference).  In addition, the operating results and cash flows for the three-month period ended December 31, 2003, are not necessarily indicative of the results that will be achieved for the full fiscal year or for future periods.

American Pacific Corporation is a specialty chemical company that produces products used primarily in space flight and defense systems, automotive airbag safety systems, fire extinguishment systems and explosives.  The Company also designs and manufactures environmental protection products and is involved in real estate development.

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AMERICAN PACIFIC CORPORATION
Condensed Consolidated Statements of Income
For the Three Months Ended
December 31,
(Unaudited)

	2003	2002

Sales and Operating Revenues	$4,794,000	$15,063,000
Cost of Sales	4,324,000	8,684,000

Gross Profit	470,000	6,379,000
Operating Expenses	3,764,000	3,695,000

Operating Income (Loss)	(3,294,000)	2,684,000
Net Interest and Other Expense (Income)	96,000	906,000

Income (Loss) Before Income Taxes	(3,390,000)	1,778,000
Income Taxes	(1,186,000)	587,000

Net Income (Loss)	$(2,204,000)	$1,191,000

Basic Net Income (Loss) Per Share	$(.30)	$.16

Average Shares Outstanding	7,256,000	7,253,000

Diluted Net Income (Loss) Per Share	$(.30)	$.16

Diluted Shares	7,256,000	7,388,000

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AMERICAN PACIFIC CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

	December 31, 2003	September 30, 2003

ASSETS
Current Assets:
Cash and Cash Equivalents	$20,791,000	$27,140,000
Accounts and Notes Receivable	6,442,000	8,951,000
Related Party Notes and Accrued Interest Receivable	306,000	321,000
Inventories	17,544,000	13,613,000
Prepaid Expenses and Other Assets	1,462,000	446,000
Deferred Income Taxes	1,286,000	79,000

Total Current Assets	47,831,000	50,550,000
Property, Plant and Equipment, Net	8,996,000	9,223,000
Intangible Assets, Net	16,604,000	17,579,000
Investment in and Advances to Joint Venture	10,127,000	10,393,000
Deferred Income Taxes	10,207,000	10,228,000
Other Assets, Net	3,719,000	3,712,000

TOTAL ASSETS	$97,484,000	$101,685,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable and Accrued Liabilities	$6,514,000	$7,951,000
Dividend Payable	3,055,000	—

Total Current Liabilities	9,569,000	7,951,000
Other Long-Term Liabilities	4,701,000	5,331,000

TOTAL LIABILITIES	14,270,000	13,282,000

Commitments and Contingencies
Warrants to Purchase Common Stock	—	3,569,000
Shareholders’ Equity:
Common Stock	931,000	898,000
Capital in Excess of Par Value	85,663,000	83,554,000
Retained Earnings	14,490,000	16,180,000
Treasury Stock	(16,982,000)	(14,230,000)
Accumulated Other Comprehensive Loss	(888,000)	(1,568,000)

Total Shareholders’ Equity	83,214,000	84,834,000

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$97,484,000	$101,685,000

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AMERICAN PACIFIC CORPORATION
Condensed Consolidated Statements of Cash Flow
For the Three  Months Ended
December 31,
(Unaudited)

	2003	2002

Cash Flows From Operating Activities	$(5,274,000)	$1,381,000

Cash Flows From Investing Activities:
Capital Expenditures	(321,000)	(407,000)
Investment in and Advances to Joint Venture	(144,000)	(10,743,000)

Net Cash From Investing Activities	(465,000)	(11,150,000)

Cash Flows From Financing Activities:
Issuance of Common Stock	2,142,000	1,122,000
Treasury Stock Acquired	(2,752,000)	(1,638,000)

Net Cash From Financing Activities	(610,000)	(516,000)

Net Change in Cash and Cash Equivalents	(6,349,000)	(10,285,000)
Cash and Cash Equivalents, Beginning of Period	27,140,000	65,826,000

Cash and Cash Equivalents, End of Period	$20,791,000	$55,541,000

Supplemental Disclosure of Cash Flow Information:
Cash paid during quarter for taxes	—	$400,000

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AMERICAN PACIFIC CORPORATION